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                         ADMINISTRATIVE SERVICES AGREEMENT


     THIS ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made and entered into as of the 31st day of October, 1996 by and among Fingerhut Companies, Inc., a Minnesota corporation, ("FCI"), Direct Merchants Credit Card Bank, National Association ("Direct Merchants Bank"), a national banking association, and Metris Companies Inc. ("Metris"), a Delaware corporation.

     WHEREAS, FCI has performed and following the initial public offering of Metris will continue to perform (or cause to be performed) certain Services (as defined herein) on behalf of Direct Merchants Bank, Metris and their subsidiaries; and

     WHEREAS, Direct Merchants Bank and Metris, desire to use the Services of FCI;

     NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereby agree as follows:

                                    I.  SERVICES

     Section 1.1 SERVICES. During the term of this Agreement, FCI agrees to perform the services (herein "Services") set forth in Exhibits 1 through 8 (including any schedules to such Exhibits) attached hereto and incorporated herein by reference. Exhibit 9, attached hereto and incorporated herein by reference, reflects Services which Metris has agreed to perform for FCI. Each Exhibit shall be subject to the terms as identified in the Exhibit. In the event any Exhibit is terminated, the Agreement shall remain in effect unless otherwise terminated as provided herein. The Exhibits may be amended from time to time as the parties may mutually agree as evidenced by an amendment signed by the President, and/or Chief Financial Officer of each party. The most recent of each Exhibit shall supersede all earlier dated Exhibits. In the event of any conflict between the terms of this Agreement and any Exhibit, the terms of this Agreement shall govern. For purposes of this Agreement, Services and resources provided by FCI shall include services rendered and resources provided by any of its subsidiaries or affiliates other than Metris and Direct Merchants Bank.

     Section 1.2      PERFORMANCE OF SERVICES.

     (a) FCI shall perform the Services with the same degree of care, skill and prudence customarily exercised for its own operations. In the event FCI changes the degree of care, skill and prudence customarily exercised for its own operations, the Services performed hereunder may be modified by FCI to meet its revised internal performance standards for the Services hereunder. It is understood and agreed that the Services will be substantially identical in nature and quality to the Services performed by FCI during the years prior to the execution of this Agreement, except as required by Metris becoming a public company.

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     (b)   Each party acknowledges that the Services will be provided only with respect to the business (including joint ventures and partnerships) of the party receiving such Services and its subsidiaries as such businesses exist as of the execution of this Agreement or as otherwise mutually agreed by the parties. Services will not be requested for the benefit of any entity other than Direct Merchants Bank, Metris and their respective subsidiaries. Each party agrees that it will use the Services only in accordance with all applicable federal, state and local laws, regulations and tariffs, and in accordance with reasonable conditions, rules, regulations and specifications which are or may be set forth in any manuals, materials, documents or instructions of the party providing the Services. The parties hereto each reserve the right to take all actions, including the termination of any Services, in order to assure that the Services are provided in accordance with any applicable laws, regulations and tariffs.

     (c) Any input or information needed by either party to perform the Services pursuant to the provisions of this Agreement shall be provided by the other party or its subsidiaries, as the case may be, in a manner consistent with the practices employed by the parties during the year prior to the execution of this Agreement. Should the failure to provide such input or information render the performance of the Services impossible or unreasonably difficult, the party providing the Services may, upon reasonable notice to the other parties hereto, refuse to provide such Services.

     Section 1.3 COMPENSATION. FCI shall be compensated for the Services rendered under this Agreement and Services rendered prior to this Agreement as determined and as set forth in the Exhibits hereto. Metris shall be responsible for payments owed to FCI hereunder. In the event Metris incurs an Event of Default and after FCI has exercised its remedies pursuant to Section 4.2, Direct Merchants Bank and any other subsidiary of Metris shall be responsible for payment to FCI for Services it received hereunder. Payments shall be made by the thirtieth (30th) of the month following the month in which such Services are performed either by check or wire transfer. If there are additional Services, and to the extent charges are to be agreed upon in the future in accordance with any Exhibit, the charges will be determined as follows:

     (i) Charges for Services performed by a third party shall be equal to the incremental costs charged by such third party to perform those Services as agreed to by the parties. With respect to all other Services not to be provided by a third party, the parties hereto will negotiate in good faith, fees to be charged on a monthly basis. Fees for Services not provided by third parties shall be based on the estimated costs of providing such Services, which shall include a reasonable allocation of direct and indirect overhead costs (including, without limitation, employee salaries, benefits and other costs) expected to be incurred in connection therewith.

     (ii) If any additional Services provided by FCI and as set forth in the Exhibits attached hereto, or if the scope or nature of Services provided at any time under this Agreement change materially, the parties hereto will negotiate in good faith new fees

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based on the estimated cost of providing such additional or revised Services.
Fees for Services not provided by third parties shall be based on the estimated costs of providing such Services, which shall include a reasonable allocation of direct and indirect overhead costs (including, without limitation, employee salaries, benefits and other costs) expected to be incurred in connection therewith.

                                II.  CONFIDENTIALITY

     Section 2.1 CONFIDENTIALITY OF INFORMATION. All Confidential Information (as hereinafter defined) disclosed by any of the parties to any other party hereunder is confidential and proprietary to such disclosing party. Each party, its affiliates, and officers, directors, employees, agents, consultants and contractors shall not use any of the Confidential Information for any purpose other than as expressly permitted hereunder. Confidential Information furnished by any of the parties to any other in connection with this Agreement (or previously disclosed prior to execution of this Agreement) and the transactions contemplated hereby will be kept in confidence by such other party, including its affiliates or subsidiaries, in accordance with its policies for maintaining the confidence of its own information of similar content. The term Confidential Information shall mean and include: (i) all trade secrets and other confidential business information learned in the course of performance by any party of its obligations hereunder, (ii) any information, data, software or computer programs which are disclosed by any party to the other party under or in contemplation of this Agreement. Confidential Information may be either the property of the disclosing party or information provided to the disclosing party by a corporate affiliate of the disclosing party or by a third party. Notwithstanding the foregoing, the term "Confidential Information" shall not include information which: (i) is already known to such other party when received (except for information previously disclosed which the parties have identified as Confidential Information and subject to the confidentiality requirements of this Agreement), (ii) thereafter becomes generally obtainable by a party other than as a result of an unauthorized disclosure by the party taking advantage of this clause, (iii) is required by law, regulation or court order to be disclosed by such party, provided that in the case of this clause, prior notice of such disclosure has been given to the party which furnished such information, when legally permissible, and that such other party which is required to make the disclosure uses its best efforts to provide sufficient notice to permit the party which furnished such information to take legal action to prevent the disclosure or (iv) is reasonably necessary, in the opinion of counsel, to be disclosed in the context of a legal proceeding or regulatory investigation provided that prior notice shall be given to the party which furnished the information. This Section 2.1 shall survive any termination of this Agreement for five (5) years.

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                             III.  CONFLICT RESOLUTION

     Section 3.1 CONFLICT RESOLUTION. Any dispute, controversy or claim relating to this Agreement (a "Dispute") shall initially be referred to the executive management of each of the parties to the Dispute. In the event executive management cannot come to an agreement on a particular Dispute, then the matter shall be submitted to the respective Chief Executive Officers and General Counsel ("Designated Officers") of the parties to the Dispute. The Designated Officers of each party then shall investigate and evaluate the dispute. The parties agree to cooperate in this process by exchanging relevant information unless such information is privileged. The Designated Officers or their respective designees shall meet as appropriate to, in good faith, resolve the dispute.

                        IV.  EVENTS OF DEFAULT AND REMEDIES

     Section 4.1 EVENT OF DEFAULT. An "Event of Default" shall be deemed to occur upon the earliest to occur of the following:

     (a) A material breach of a material representation, agreement or other obligation of any of the parties to this Agreement (any such breach is herein referred to as a "Material Breach"); provided, however, that no Event of Default shall be deemed to have occurred unless and until: (i) a non-breaching party provides the breaching party with written notice of such Material Breach, describing in reasonable detail the nature of such Material Breach, (ii) the breaching party shall have had an opportunity to cure such Material Breach within sixty (60) days after such notice, (unless such Material Breach is with respect to a monetary matter, the cure of which requires only the payment of a specified amount of money pursuant to the terms of this Agreement, in which case the breaching party shall have had an opportunity to cure within ten (10) business days after such notice); (iii) the breaching party does not cure such Material Breach within the applicable time period, or, if such Material Breach, other than a Material Breach relating to a monetary matter, cannot reasonably be cured within such period, but is curable, the breaching party does not (x) undertake to cure such Material Breach within such sixty (60) day period and (y) after such sixty (60) day cure period, diligently and continuously use all reasonable efforts to cure, and (iv) the notifying party thereafter declares an Event of Default. In respect of clause (iii), (x), (y) of this Section 4.1(a), such extended cure period shall continue so long as the parties hereto reasonably agree that the actions being taken by the breaching party are reasonably expected to cure such Material Breach.

     (b) If, at any time within twelve (12) months following the expiration of any cure period provided in Section 4.1(a) above, there shall occur a Material Breach (the "Second Material Breach") and such Second Material Breach is of the same nature as the Material Breach (the "First Material Breach") by the breaching party that gave rise to such cure period, then an Event of Default shall be deemed to have occurred upon the delivery of notice of such Second Material Breach to the breaching party by the notifying party

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referred to in paragraph (a) of this Section 4.1 and upon such notifying party declaring an Event of Default.

     (c) If there shall occur a "Bankruptcy," as hereinafter defined, of any party, any non-bankruptcy party may declare an Event of Default. For purposes of this Agreement, the term "Bankruptcy" shall mean (i) the entry of a decree or order for relief by a court of competent jurisdiction in any involuntary case under any bankruptcy, insolvency or similar law now or hereafter in effect, and such decree or order shall not be vacated, set aside or stayed within ninety
(90) days after its entry, (ii) the entry of a decree or order appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar agent for any substantial part of the assets or property and such decree or order shall not be vacated, set aside or stayed within ninety (90) days after its entry, (iii) the ordering of the winding up or liquidation of the affairs of a party and such order shall not be vacated, set aside or stayed within one hundred twenty (120) days after its entry, (iv) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of ninety (90) days or which is not dismissed or suspended pursuant to
Section 305 of Title 11 of the United States Code (or any corresponding provision of any future United States Bankruptcy law), (v) the commencement of a voluntary case under any bankruptcy, insolvency or similar law now or hereafter in effect, (vi) the consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession of any substantial part of the assets or property by a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar agent, or
(vii) the making of any general assignment for the benefit of creditors

     Section 4.2 REMEDIES. Each of the parties hereto shall be liable to the other parties for damages arising out of or in connection with any breach of this Agreement including any breach by their respective subsidiaries (except to the extent that Direct Merchants Bank and Metris are subsidiaries of FCI) to the extent permitted by law, subject to the duty of the non-breaching parties to take all reasonable actions in order to mitigate such damages. The parties agree that in no event shall any party to this Agreement be liable to the other parties for punitive, indirect, special or consequential damages arising out of a breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any Event of Default. Accordingly, the non-breaching parties shall, to the extent permitted by law or equity, be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach of, or Event of Default under this Agreement. The remedies described in this
Section 4.2 shall not be deemed to be the exclusive remedies for any breach of, or Event of Default under this Agreement, but shall be in addition to all other remedies available to the parties at law or in equity, subject to the limitations with respect to damages set forth above in this Section 4.2.

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                                V.  INDEMNIFICATION

     Section 5.1      INDEMNIFICATION OBLIGATIONS

     (a) BY DIRECT MERCHANTS BANK. Direct Merchants Bank shall be liable to and shall defend, indemnify and hold harmless, Metris, FCI and their affiliates, and their respective officers, directors, employees and permitted assigns, from and against any and all Losses (as hereinafter defined) incurred by any of them by reason of or related to Direct Merchants Bank's failure to perform its obligations hereunder.

     (b) BY FCI. FCI shall be liable to and shall defend, indemnify and hold harmless, Direct Merchants Bank, Metris and their affiliates, and their respective officers, directors, employees and permitted assigns, from and against any and all Losses (as hereinafter defined) incurred by reason of or related to FCI's failure to perform its obligations hereunder.

     (c) BY METRIS. Metris shall be liable to and shall defend, indemnify and hold harmless, Direct Merchants Bank, FCI and their affiliates, and their respective officers, directors, employees and permitted assigns from and against any and all Losses (as hereinafter defined) incurred by any of them by reason of or related to Ff.'s failure to perform its obligations hereunder.

     (d) "LOSSES" DEFINED. For purposes of this Section 5.1, the term "Losses" shall mean any losses, liability, claims, damages, costs, and expenses, including attorney's fees, disbursements and court costs, reasonably incurred by an indemnified party, judgments, fines and other amounts paid in settlement, incurred or suffered by an indemnified party in connection with any threatened, pending or adjudicated claim, demand, action, suit or proceeding (whether civil, criminal, administrative or investigative, by an unaffiliated third party arising out of or in connection with any breach or alleged breach of this Agreement) without regard to whether or not such Losses would be deemed material under this Agreement.

     Section 5.2      PROCEDURES

     (a) NOTICE OF CLAIMS. The parties agree that in case any claim is made, or any suit or action is commenced which, if not corrected, may give rise to a right of indemnification by a party hereunder ("Indemnified Party") from one of the other parties ("Indemnifying Party"), the Indemnified Party will give notice to the Indemnifying party as promptly as practicable after the receipt by the Indemnified party of such notice or knowledge of such claim, suit, or action.
On a best efforts basis, notice to the Indemnifying Party shall be given no later than fifteen days after receipt by the Indemnified Party in the event a suit or action has commenced or thirty days under all other circumstances; provided, however, that the failure to give prompt notice shall not relieve an Indemnifying Party of its obligation to indemnify except to the extent that the

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Indemnifying Party is materially prejudiced by such failure.  The Indemnified
Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each party will render to the other such assistance as it may reasonably require of the other in order to ensure prompt and adequate defense of any suit, claim or proceeding based upon a statement of facts which may give rise to a right of indemnification hereunder.

     (b) SELECTION OF COUNSEL. The Indemnifying Party shall have the right to defend, compromise and settle any suit, claim or proceeding in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party under Section 5.1 above in connection therewith; provided, however, that the Indemnifying Party shall not compromise or settle a suit, claim or proceeding unless it assumes the obligation to indemnify for all Losses related thereto. In the event two of the parties to this Agreement must indemnify the third, the parties agree the two Indemnifying Parties must agree to select one to be the Indemnifying Party to the third Indemnified Party and the third Indemnified Party shall look to one party to this Agreement for indemnification. The Indemnifying Party shall notify the Indemnified Party within ten days of having been notified pursuant to Section 5.2(a) of this Agreement if the Indemnifying Party elects to assume the defense of any such claim, suit or action and employ counsel in a reasonable exercise of its discretion. The Indemnified Party shall have the right to employ its own counsel to participate in such defense, compromise or settlement, but the fees and expenses of such counsel shall be at the Indemnified Party's expense, unless the Indemnifying Party shall not have employed counsel to take charge of the defense thereof.

     (c) SETTLEMENT OF CLAIMS. The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which indemnification payments may be sought from the Indemnifying Party hereunder, but shall not settle or compromise any matter for which indemnification may be sought without the consent of the Indemnifying Party. Any settlement or compromise of any claim, suit or action in accordance with the preceding sentence, or any final judgment or decree entered on or in any claim, suit or action which the Indemnifying Party did not assume the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree.

     (d) SUBROGATION. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any amount paid by the Indemnifying Party under this Section 5. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the assertion by the Indemnifying Party of any such claim against such other persons.

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     (e)   INDEMNIFICATION PAYMENTS.  Amounts owing under this Section 5 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such liability; provided, however, if the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of such demand that it disputes its obligation to indemnify and the Parties are not otherwise able to reach agreement, the controversy shall be settled by final order entered by a court of competent jurisdiction.

     Section 5.3      SURVIVAL OF INDEMNIFICATION.  The provisions of this
Section 5 shall expressly survive any termination of this Agreement or otherwise for a period of five (5) years.

                             VI.  TERM AND TERMINATION

     Section 6.1 TERM AND TERMINATION. This Agreement shall take effect upon the date first written above, and shall remain until December 31, 1998 ("Initial Term"). Thereafter, this Agreement will automatically renew for an additional term of one (1) year ("Renewal Term") unless each party provides written notice to the other parties to this Agreement of not less than six (6) months prior to the end of the Initial Term or Renewal Term of its intent to terminate this Agreement. Any party may terminate this Agreement reserving all other remedies and rights hereunder in whole or in part and otherwise available in law or in equity, upon the following conditions:

     (a) the occurrence of an Event of Default. Upon the occurrence of an Event of Default, a non-defaulting party may terminate this Agreement by giving no less than 30 days prior written notice of its intent to terminate to each of the other parties to this Agreement which notice shall describe the Event of Default;

     (b) at any time upon mutual agreement of the parties upon 90 days' prior written notice;

     (c) any party may terminate any Exhibit upon mutual agreement of the parties during any Initial Term or Renewal Term without terminating this Agreement; or

     (d) FCI shall have the right to terminate this Agreement by written notice to Metris and Direct Merchants Bank upon the occurrence of a Change of Control (as defined below) with respect to Metris. A "Change in Control" shall be deemed to have occurred if (i) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) other than FCI shall own directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Metris; (ii) a majority of the seats (other than vacant seats) on the Board of Directors of Metris shall at any time be occupied by persons who were neither (1) nominated by FCI or by the Board of Directors of Metris, nor (2) appointed by directors so nominated; or (iii) any

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person or group other than FCI shall otherwise directly or indirectly have the power to exercise a controlling influence over the management or policies of Metris.

                                VII.  MISCELLANEOUS

     Section 7.1 ADDITIONAL ACTIONS AND DOCUMENTS. Each of the parties hereto agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

     Section 7.2 NOTICE. All notices, demands, requests or other communications which may be or are required to be given pursuant to this Agreement shall be in writing and shall be personally delivered, mailed by first class, registered or certified mail postage prepaid, or sent by electronic or facsimile transmission, addressed as follows:

     (a)   If to Metris:

           Metris Companies Inc.
           600 South Highway 169, Suite 1800
           St. Louis Park, Minnesota  55426
           Attention:  President

     (b)   If to FCI:

           Fingerhut Companies, Inc.
           4400 Baker Road
           Minnetonka, Minnesota  55343
           Attention:  General Counsel

     (c)   If to Direct Merchants Bank:

           Direct Merchants Credit Card Bank, National Association 1455 West 2200 South, Suite 300
           Salt Lake City, Utah  84119
           Attention:  President

     Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation.

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     Section 7.3      SEVERABILITY.  Whenever possible, each provision of this
Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if one or more of the provisions of this Agreement is subsequently declared invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement (unless those provisions which are invalidated or unenforceable are clearly material and inseparable from such other provisions). In the event of such declaration of invalidity or unenforceability, this Agreement, as so modified, shall be applied and construed so as to reflect substantially the intent of the parties and achieve the same economic effect as originally intended by the terms hereof. In the event that the scope of any provision to this Agreement is deemed unenforceable by a court of competent jurisdiction, the parties agree to the reduction of the scope of such provision as such court shall deem reasonably necessary to make such provision enforceable under the circumstances.

     Section 7.4 SURVIVAL. It is the express intention and agreement of the parties hereto that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

     Section 7.5 WAIVERS. Neither the waiver by any party hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of any party hereto, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder shall thereafter be construed as a waiver of any such provisions. The provisions, rights, remedies, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party warning compliance.

     Section 7.6 AUDIT RIGHTS. Each party agrees that all records relating to this Agreement at all times shall be subject to inspection and review by each party's internal auditors or its designees and the examiners of any regulatory agency, having jurisdiction over each party to this Agreement.
If any party to this Agreement receives any requests or demands under authority of law (subpoenas, so called discovery means, or audit demands of any taxing authority) for access to information of any other party, the party receiving such request or demand but shall immediately inform the party from whom such information is requested of such request or demand but shall not grant access to such information without FCI's, Metris' and/or Direct Merchant Bank's permission. By entering into this Agreement, FCI agrees that the appropriate bank regulatory agency will have the authority and responsibility to do all things required or contemplated by applicable banking laws or regulations provided to the other regulatory agencies relating to services performed by contract or otherwise for a bank or bank holding company. FCI further agrees to reasonably cooperate with and provide any reasonable information to the appropriate bank regulatory agency.

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     Section 7.7      BINDING EFFECT.  Subject to any provisions hereof
restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

     Section 7.8 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person may require.

     Section 7.9 HEADINGS. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

     Section 7.10 GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to the principles of conflicts of laws thereof.

     Section 7.11 EXECUTION IN COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of all of the parties hereto.

     Section 7.12 ASSIGNMENT. No party to this Agreement shall have the right to assign or otherwise transfer its rights or obligations under this Agreement, except with the prior written consent of the other parties hereto; notwithstanding, any party may assign or otherwise transfer its rights or obligations under this Agreement to a successor in interest, subsidiary or affiliate upon notice to the other parties. Regardless of the party to whom an assignment is made pursuant to this Section 7.13, the assignee shall, as a condition to such assignment, by written undertaking satisfactory to the other parties, represent and warrant that that assignment was made in accordance with all applicable laws and regulations and assume and agree to be bound by the terms, provisions and conditions of this Agreement to the same extent as the assignor; provided, however, that no such assignment shall relieve the assignor of its obligations (which shall be primary and which may be discharged in whole or in part by the assignee) under this Agreement, to the extent applicable. Any unauthorized assignment and any assignment made in contravention of this Section
7.12 shall be null and void.

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     Section 7.13     NO AGENCY.  This Agreement shall not be deemed expressly
or by implication to create an agency, employee, or servant relationship between or among any of the parties hereto, or any affiliates of the parties hereto for any purpose whatsoever.

     Section 7.14 FORCE MAJEURE. No party shall be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond the parties' reasonable control; it being understood that lack of financial resources is not to be deemed a cause beyond a party's control. Each party shall notify the other parties promptly of the occurrence of any such cause and carry out this Agreement as promptly as practicable after such cause is terminated; provided, however, that the existence of any such cause shall not extend the term of this Agreement.

     Section 7.15 TIME. Time is to be considered of the essence for the purposes of this Agreement.

     Section 7.16 AMENDMENT AND MODIFICATION. This Agreement or any Exhibits may only be amended or modified by a subsequent written agreement by and among the parties hereto.

     Section 7.17 ADHERENCE TO APPLICABLE LAW. In connection with the performance of their respective obligations and the exercise of their respective rights hereunder, each of the parties hereto agrees, on behalf of itself, and its subsidiaries or affiliates (except to the extent that Direct Merchants Bank and Metris are affiliates of FCI), to comply in all material respects with all applicable state, federal and local laws and regulations.

     Section 7.18 ENTIRE AGREEMENT. This Agreement and the Exhibits represent the entire undertaking of the parties hereto with respect to the subject matter hereof. This Agreement and the Exhibits supersede all prior agreements and all contemporaneous agreements not required or contemplated hereby, whether oral or written, and all representations, warranties, undertakings, and understandings by and between the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first written above.

                              FINGERHUT COMPANIES, INC.

                              By  /s/ Michael P. Sherman
                                ---------------------------------------------
                              Title
                                    -----------------------------------------

                              DIRECT MERCHANTS CREDIT CARD BANK,
                              NATIONAL ASSOCIATION

                              By  /s/ Robert W. Oberrender
                                ---------------------------------------------
                              Title
                                    -----------------------------------------

                              METRIS COMPANIES INC.

                              By  /s/ Ronald N. Zebeck
                                ---------------------------------------------
                              Title
                                    -----------------------------------------

                                     EXHIBIT 1

                                 TREASURY SERVICES


FCI agrees that it has or will on behalf of Direct Merchants Bank and/or Metris (including subsidiaries) as the case may be:

1. Use its best reasonable efforts to arrange and will administer all financing arrangements, including the securitization of assets, any corporate financing and execution of any leases.
2. Arrange and Administer all interest rate and similar hedging transactions, and the leasing or sale leaseback of any real or personal property, including the execution of any leases.
3.   Provide cash management administration and banking advisory services.

DURATION:

     Effective through December 31, 1996.

COMPENSATION:

1.   Incremental third party expenses, and

2. A Pro rata share of department expenses as agreed to by the parties for each of the calendar years ended as reflected below:


       1991      1992      1993      1994       1995       1996
     ------------------------------------------------------------
     $25,000   $25,000   $25,000   $35,000   $220,000   $220,000


                                   EXHIBIT 2

                 GENERAL ACCOUNTING AND ADMINISTRATIVE SERVICES

1.   TAX SERVICES

     FCI agrees that it has or will on behalf of Direct Merchants Bank and/or Metris (including subsidiaries) as the case may be:

     1. Prepare all Federal tax filings, including any extensions thereof, and any payroll tax filings for Metris, or its predecessor, and its subsidiaries and affiliates, including Metris Financial Services Receivables, Inc. ("MFSRI") and Direct Merchants Bank. Prepare and file any and all estimated tax installments required hereunder pursuant to the Tax Sharing Agreement dated October 31, 1996.

     2. Prepare any and all state tax filings, any extensions thereof, and any other non-federal tax filings, including any payroll tax filings, for Metris, or its predecessor and subsidiaries and affiliates, and for the states of Minnesota, Utah and Oklahoma. Any tax filings for other states where it is determined that Metris or its predecessor and its subsidiaries and affiliates have income tax nexus shall require an amendment to this Exhibit. Prepare and file any and all estimated tax installments required hereunder pursuant to the Tax Sharing Agreement dated October 31,1996.

     3. Assist in the analysis of any and all securitization, interest rate hedging and other financing arrangements and any and all other transactions or arrangements which may have tax ramifications for the purpose of determining the proper tax treatment for such transactions or arrangements;

     4. Assist in the analysis of any and all employee compensation issues from a tax perspective

     5. Assist with any tax planning and research for Metris, or its predecessor, and their subsidiaries or affiliates; and

     6. Be the sole and exclusive agent and representative of Metris, or its predecessor, and subsidiaries and affiliates, in any matters relating to the tax filings noted above, and subject to examination by representatives of the Internal Revenue Service or any similar state agency pursuant to the Tax Sharing Agreement dated October 31, 1996.

DURATION:

     Effective through December 31, 1997.

2.   INSURANCE SERVICES/RISK MANAGEMENT

     FCI agrees that it has or will:

     Use its best reasonable efforts to arrange and will administer all existing insurance arrangements, including: Workman's Compensation Insurance, Property and Casualty Insurance, excess liability insurance, Employee Blanket Bond Insurance, Director and Officer liability insurance and any other types of insurance reasonably required by Metris, or its predecessor, and its subsidiaries and affiliates, including Direct Merchants Bank. FCI may, subject to notification of Metris, fulfill its obligation with respect to any of the identified coverages by arranging for Metris and its subsidiaries and affiliates to be included under FCI's policies.

DURATION:

     Effective through December 31, 1997

3.   GENERAL ACCOUNTING SERVICES

     FCI agrees that it has or will:

     1. Provide the assistance of its Chief Financial Officer, Corporate Controller and other accounting staff in the preparation of the financial statements and other financial information of Metris for internal and external business needs, or its predecessor, and its subsidiaries and affiliates including Direct Merchants Bank. Such FCI personnel will also assist such parties by providing financial advice and guidance, where necessary, in the conduct of their business, including financial advice provided in the negotiation of any contractual arrangements and other financial transactions;

     2. Provide Metris, or its predecessor, and its subsidiaries and affiliates, including Direct Merchants Bank with access and use of FCI's general ledger system for the recording and analyzing of such entities financial transactions;

     3. Provide accounts payable and other disbursement services for Metris, or its predecessor, and its subsidiaries and affiliates, including Direct Merchants Bank; and

     4. Provide payroll and other employee compensation accounting services for Metris, or its predecessor, and its subsidiaries and affiliates, including Direct Merchants Bank

COMPENSATION:

1.   Incremental third party expenses; and

2. A pro rata share of expenses as agreed to by the parties for each of the calendar years ended as reflected below:


       1991      1992      1993      1994       1995       1996     1997
     --------------------------------------------------------------------
     $15,000   $15,000   $25,000   $110,000   $170,000   $225,000   TBN*


* To be negotiated in good faith subsequent to the execution of this agreement.

                                   EXHIBIT 3

                            HUMAN RESOURCE SERVICES

FCI agrees that it has or that it will on behalf of Direct Merchants Bank and/or Metris (including subsidiaries) as the case may be:

1. Use its best reasonable efforts to arrange and will administer all human resource activities, including the development and administration of all policies and procedures for the determination of all Metris, or its predecessor and its subsidiaries and affiliates, including Direct Merchants Bank employee compensation and benefits including the development and administration of all related benefit plans which such employees may now, have been or hereafter may be participants in.

2. Assist in the review and determination of all hiring and termination decisions of employees of Metris, or its predecessor, and Direct Merchants Bank, and its subsidiaries, including the development of policies and procedures therefor; and including assistance in interviewing, placing adds and hiring search firms for new employees

3. Assist in the counseling process for employees, including all job performance reviews, and maintain all personnel records, including those required by the laws, rules and regulations of the states or the Federal Government.

DURATION:

     Effective through December 31, 1997.

COMPENSATION:

1.   Incremental third party expenses; and

2. A pro-rata share of department expenses as agreed to by the parties for each of the calendar years ended as reflected below:


       1991      1992      1993      1994      1995      1996     1997
     $10,000   $10,000   $50,000   $35,000   $94,000   $187,000   TBN*


*To be negotiated in good faith subsequent to the execution of this agreement.

                                   EXHIBIT 4

                                 LEGAL SERVICES

FCI agrees that it has or that it will on behalf of Direct Merchants Bank and/or Metris (including subsidiaries) as the case may be, provide legal services, including the retention and management of outside counsel:

1. Assist in the preparation and review of all contractual obligations of Metris, Direct Merchants Bank and their subsidiaries.

2. Assist in the assessment of the applicability and subsequent compliance of the laws, rules and regulations of the various authorities which have jurisdiction over Metris, Direct Merchants Bank and their subsidiaries.

3. Review and recommend changes to the legal structure and organization of the business of Metris. Direct Merchants Bank and their subsidiaries.

4.   Provide counsel on all other business issues as appropriate

5. Assist in the preparation and review of all required filings with the SEC, OCC, FDIC, the Federal Reserve and any other applicable authority having jurisdiction over Metris, Direct Merchants Bank and their subsidiaries.

6. Any matter which any party deems to create a conflict or possible conflict with any other party shall be handled by separate independent counsel on behalf of each party. FCI's legal department shall only represent FCI in any such matter, even if the conflict or potential conflict is between FFS and Direct Merchants Bank.

DURATION:

     Effective date through December 31, 1997.

COMPENSATION:

1.   Incremental third party expenses, and;

2. A pro-rata share of department expenses as agreed to by the parties in this agreement for each of the calendar years ended as reflected below:


       1991      1992      1993      1994      1995       1996     1997
     -------------------------------------------------------------------
     $35,000   $35,000   $35,000   $55,000   $115,000   $137,723   TBN*


* To be negotiated in good faith subsequent to the execution of this agreement.

                                   EXHIBIT 5

                                 INTERNAL AUDIT

FCI agrees that it has or it will on behalf of Direct Merchants Bank and/or Metris (including subsidiaries) as the case may be:

1. Conduct periodic audits and reviews of the operations and the level of compliance with both Metris, or its predecessor, Direct Merchants Bank and their subsidiaries' policies and procedures and the rules and regulations of the various authorities having jurisdiction over them; Assess the adequacy of the internal control structure of both Metris, Direct Merchants Bank and their subsidiaries and provide written reports summarizing the conclusions from such audits and reviews, including recommendations for improvement in the areas audited or reviewed.

DURATION:

     Effective date through December 31, 1997.

COMPENSATION:

1.   Incremental third party expenses, and;

2. A pro-rata share of department expenses as agreed to by the parties to this agreement for each of the calendar years ended as reflected below:


                       1996          1997
                     --------------------
                     $133,336        TBN*


*To be negotiated in good faith subsequent to the execution of this agreement.

                                   EXHIBIT 6

                               MARKETING ANALYSIS

FCI agrees that it has or that it will on behalf of Direct Merchants Bank and/or Metris (including subsidiaries) as the case may be:

1. Provide the equivalent of up to one full time analyst in the marketing analysis department to assist with access, review, selection and segmentation of the Customer Database as allowed for under separate agreements between FCI and/or its subsidiaries, and Metris and/or its subsidiaries, including Direct Merchants Bank. Also, assist Metris and Direct Merchants Bank and their subsidiaries, in conducting marketing research, including present customer and potential customer surveys and competitive analysis, among other similar projects.

DURATION:

     Effective through December 31, 1996.

COMPENSATION:

1.   Incremental third party expenses, and;

2. A pro-rata share of department expenses as agreed to by the parties to this agreement for each of the calendar years ended as reflected below:


       1991      1992      1993      1994      1995      1996
     ----------------------------------------------------------
     $30,000   $30,000   $30,000   $63,000   $63,000   $63,000


                                   EXHIBIT 7

                  EXECUTIVE TIME & SPACE/PROPERTY ALLOCATIONS
                  (ended prior to execution of this agreement)

FCI agrees that it has or it will on behalf of Direct Merchants Bank and/or Metris (including subsidiaries) as the case may be:

1. Provide executive time and leadership in the development of the businesses of Metris, or its predecessor, Direct Merchants Bank and their subsidiaries.

2. Review and conclude on all business deals, contracts and transactions of Metris, or its predecessor, Direct Merchants Bank or their subsidiaries which would normally require such level of review and approval. Provide any other assistance normally required of executive talent where necessary.

3. Provide adequate space and fixed assets necessary for the conduct of the business of Metris or its predecessor, Direct Merchants Bank and their subsidiaries, including mainframe computer and peripherals access and use.

DURATION:

     Effective through December 31, 1995 (no allocations for 1996)

COMPENSATION:

1. Incremental third party expenses, including leases in Tulsa, Oklahoma, and Salt Lake City, Utah, but excluding the lease at the Interchange Tower in St. Louis Park, Minnesota or at the Seagate Building in Minnetonka, Minnesota.

2. A pro-rata portion of executive time and space, other than that noted in 1 above, and a pro-rata portion of the depreciation and amortization expense of fixed assets utilized by Metris, Direct Merchants Bank, and their subsidiaries, other than that which Metris already owns or has contracted for itself directly, including mainframe computer and peripherals usage as agreed to by the parties to this agreement for each of the calendar years ended as noted below:


       1991       1992       1993       1994        1995
     -------------------------------------------------------
     $170,000   $200,000   $700,000   $775,000   $1,204,000


                                   EXHIBIT 8

                          INFORMATION SYSTEMS SERVICES

FCI agrees that it has or that it will on behalf of Direct Merchants Bank and/or Metris (including subsidiaries) as the case may be:

I Provide certain "Systems", which shall mean certain data processing hardware and software that Metris and/or Direct Merchants Bank do not own because they do not have the processing needs to justify ownership of such hardware or software, or where such hardware and software is proprietary to FCI, but such hardware and software is integral to the ongoing business operations of Metris and its subsidiaries and affiliates. Such hardware and software shall include but not be limited to mainframe computers, certain data and voice communication hardware and software, certain telephone lines, certain telecommunications equipment. and certain local and wide area networking services, software and equipment.

2. Provide certain "System Resources", which shall mean certain skilled employees or independent contractors of FCI who are programmers, system analysts, data processing and data communications technical support staff who support the Systems. Such System Resources shall not include those personnel who are employees or independent contractors of Metris, and its subsidiaries and affiliates and shall primarily be those personnel whose functions Metris or its subsidiaries and affiliates cannot justify a full-time need for. Metris and FCI may mutually agree to transfer System Resources to the cost center of Metris.

3. During the service periods noted below, provide the System Resources and maintain the Systems, in accordance with the Service Level Agreement attached hereto and incorporated herein by reference as Schedule I to
     Exhibit 8, in connection with the services to be provided to Metris in the operation of its businesses.

4. Ensure that the operations, hardware configurations, software and other facilities and procedures relating to access to, operation and use of the Systems Resources and Systems made available by FCI shall, throughout the term of this Agreement, be consistent with the Operating System and Procedures of FCI as in effect immediately prior to the date hereof, except as described in any "Change Control Procedures" which shall be agreed to in writing by the signatories to this Agreement prior to any such Change Control Procedures taking place.

5. Upon notification from Metris of non-application processing errors, and as reasonably practicable to do so after discovery thereof by Metris, use its reasonable best efforts to correct any non-application processing errors with respect to the System.

6. FCI agrees to maintain Metris' and Direct Merchant Bank's customer data ("Customer Data") on its computers (i.e. data processing equipment and software), and to maintain (including update) Metris and Direct Merchant Bank Customer Data with the same degree of care it uses to maintain its customer database information. FCI will segregate Metris and Direct Merchant Bank Customer Data from customer database information and will maintain procedures that FCI, in its sole discretion, does not become a credit reporting agency as defined under the Fair Credit Reporting Act and its implementing regulations.

7. Maintain Metris', and its subsidiaries and affiliates, including Direct Merchants Bank, customer data (hereinafter "Metris Customer Data") on its computers (i.e. data processing equipment and software), and to maintain (including updates) such Metris Customer Data with the same degree of care it uses to maintain customer data. Subject to the confidentiality requirements of Section 2.1 in the Agreement, FCI agrees that it has and it will continue to segregate Metris Customer Data from its customer data and will maintain procedures such that FCI does not become a credit reporting agency as defined under the Fair Credit Reporting Act and its implementing regulations. Metris' use and its unlimited exclusive access to the Metris Customer Data shall include file selection, segmentation, response modeling, storage, updating, and maintenance of Metris Customer Data.

     Additionally, FCI agrees that has or that it will provide, on a timely basis, the requested Metris Customer Data via magnetic tape or such other forms as the parties may from time to time agree. FCI also will continue to provide the requested data on a timely basis to ensure Metris' production and solicitation deadlines are met, Throughout the term of this Agreement, FCI will also update the Metris Customer Data with all additions, deletions, and other amendments ("Updates") made or developed by Metris in the ordinary course of its business, including without limitation, the addition of name and other information related thereto of all persons on the Metris Customer Database, and such Updates shall thereafter become part of the Metris Customer Database for purposes of this Exhibit to this Agreement.

     FCI also agrees that it has or that it will maintain a backup, archival or disaster recovery copy ("Back-up Copy") of the Metris Customer Data. Metris shall have the right to access such Back-Up Copy in the event of
     (1) FCI's or Fingerhut Corporation's Bankruptcy (as defined within
     Section 4.1 (c) of the Agreement), (ii) FCI's main computer system is unable to process its files, and (iii) upon expiration of this Agreement without renewal.

8. Maintain for the benefit of Metris an adequate supply of tape cartridges, desk spaces and general computer supplies or the operation of the business contracted for herein.

9. Maintain hours of operation for the Systems Resources and the Systems performed and provided by FCI hereunder on a basis consistent with the practice of FCI for the periods prior to the execution of this Agreement, except as otherwise provided in the Service Level Agreement, as provided in Schedule I to this Exhibit. If such hours of operations are interrupted for any reasons whatsoever, Metris shall be notified as soon as reasonably possible.

10. If for any reason, including without limitation, system failures, power failures, interruption of data communication lines or otherwise (but excluding periods of "down time" scheduled in advance for any purpose consistent with the practice of FCI prior to the execution of this Agreement, i.e. systems maintenance or systems modifications), FCI shall not be able to provide Metris the Systems Resources and the Systems during the hours of operation (in each case, a "System Failure"), (i) notify Metris as soon as reasonably possible thereafter of each such System Failure, (ii) use its reasonable best efforts to correct each such System Failure, and (iii) keep Metris informed on a reasonably frequent basis during each such System Failure as to the status thereof. As a result of such System Failure, and subject to the provisions of item #15 below and except in the case that any such System Failure results from or arises out of FCI's gross negligence or willful misconduct, FCI shall not be liable to Metris for any damages (direct or indirect, consequential or otherwise), losses or other liabilities arising from or caused by any System Failure or any failure by FCI to provide any notice required to be provided hereby, except for an appropriate credit, as agreed upon by the parties to this Exhibit 8, in an amount equal to the full amount of the Systems Resources and Systems which were not provided or performed due to such System Failure.
     Subject also to the provisions of item #15 below, in the event any System Failure continues for more than 24 consecutive hours, in addition to Metris' right to receive a credit as noted above, Metris shall have the right to obtain the provision and/or performance of the System Resources and Systems from a third party provider.

11. Exercise and provide back-up procedures and systems consistent with the practice of FCI in the event circumstances beyond the control of FCI prevent FCI from being able to provide the Systems Resources and Systems as provided for hereunder. FCI further agrees that it will continue to use the same level of care, consistent with the practice of FCI to minimize the likelihood of all damages, losses of data, delays and errors resulting from uncontrollable events; and should such damages, losses of data, delays or errors occur, that FCI will use its reasonable best efforts, consistent with the practice of FCI to mitigate the effects of such occurrence.

12. Take such precautions and observe such procedures to protect the security of the Confidential Information. Such precautions and procedures shall include, without limitation, the restriction of physical and electronic access to the Confidential Information to those persons identified in Article 11 of this Agreement as authorized to have access thereto, in all cases at least to the extent that FCI protects its own confidential and proprietary information and data. In addition, consistent with FCI's standard security policies and procedures, take such precautions to protect the Confidential Information against unauthorized access by persons who pursuant to the terms of this Exhibit and the Agreement, or otherwise, are not authorized to access the Confidential Information, including without limitation, taking reasonable precautions against unauthorized access over phone lines, data networks or other communications means.

     Should any employee, agent or consultant, or any other party that obtains access to the Confidential Information through FCI or within the scope of their employment with FCI, improperly access, use, transfer, distribute or disclose (or otherwise provide unauthorized access to) such Confidential Information, FCI agrees that it has or that it will, notify Metris, as soon as reasonably practicable after learning of (or having reasonable reason to suspect) any such conduct, and, at its own expense for its legal fees and other expenses, cooperate with Metris (and, as appropriate, any third party whose data or other proprietary information may have been comprised) to assist Metris or such third party to enjoin and otherwise redress such conduct, and discourage any repetitions by the offending individual, entity or others similarly situated, and will take such further steps as Metris (or such third party) shall reasonably request (including complaints to law enforcement authorities). In the event that civil litigation is desired by Metris (or such third party), and subject further to the indemnification provisions of Article V of the Agreement, Metris (or such third party) shall have supervision and control and, in defense of any counterclaim, the parties shall, to the extent it is mutually beneficial, cooperate in preparing such defense and consider a joint defense, and generally, shall conduct and defend any litigation in such manner as to preserve the attorney client and work-product privileges and maintain the Confidential Information in confidence, such as through entry of appropriate protective orders.

DURATION.

     Effective date through December 31, 1996.

COMPENSATION:

A Systems and Systems Resource user fee, broken out between those costs which would be capitalizable for software development projects and those costs which would not be capitalizable, all as in accordance with generally accepted accounting principles, is as reflected for the Service Periods below:


Service Periods:                                       1995         1996
                                                       ----         ----
Non-Capitalizable Services (NCS)                     $314,341    $1,617,840
Capitalizable Software Development Services (CS)     $104,338    $1,227,662


                                     SCHEDULE 1

                              SERVICE LEVEL AGREEMENT

1.   Service Level Review and Change Procedure

     A review of the Service Level Agreement may be called for by FCI or Metris at any time. Consistent with past practices, Fingerhut shall reasonably cooperate with Metris to address additional needs and particular requirements.

     A formal review will be held after the first six months of implementation and as necessary thereafter.

2.   Statement of Intent

     This document defines the Service Level Agreement between the Fingerhut Data Center and Metris.

     The scope of this agreement covers the level of service provided by the Fingerhut Data Center. The primary areas of service are:

              *  Hours of operation
              *  Online transaction response time
              *  Batch job turnaround time

     The intent is to provide service to Metris at the same level as Fingerhut. This will be accomplished by using Fingerhut's existing standards and practices.

3.   Participant's Signatories.

     Service Supplier (Fingerhut Data Center)
              Tom Bozlinski

4.   Service Communications

     Service levels are measured monthly to be documented via e-mail to Metris.

5.   Service Details

     In addition to normal working hours, the Operations area will be staffed on Saturday afternoons to accommodate copying of files received on Saturday mornings.

     Fingerhut commits to the following mainframe service levels:

              Production batch jobs on time daily                       95%
              Production batch jobs on time bi-weekly                   97%
              Production batch jobs on time weekly                      97%
              Production batch jobs on time monthly                     90%
              Test batch jobs on time                                   90%
              IMS availability                                          99%
              TSO availability                                          99%
              IMS foreground trans. less than 3 seconds                 90%
              IMS background trans. less than 60 seconds                90%
              CICS Availability                                         99%
              CICS Foreground                                           90%
              DB2 Availability                                          99%
              Oracle Availability                                       99%
              Access to the Internet/Intranet                           98%
              Access to the RS600 File Server                           98%
              Access to Local Servers                                   98%
              Access to Local Area Network                              98%
              Access to PC, PC Printer or Sun Workstation               98%
              Access to the Mainframe via Network                       98%
              Access to all Locations via Network                       98%
              Access to all Locations via Network                       98%
              Access to Email/Scheduling                                98%

     Restrictions:

     IMS and CICS transactions for foreground (short response time requirements) must be 25 calls or less.

     DB2 transaction must be limited to 50 get-pages or less.

     ORACLE transaction must be limited to 50 get-pages or less.

     Weekly scheduled downtime must be provided for hardware/software maintenance needs. This scheduled "downtime" will begin at 11 p.m. Saturday and continue until 7 a.m. Sunday. This will occur on weekly basis. This scheduled "downtime" will not be included in calculating service level performance. Any changes to this schedule will be communicated as needed.

     Metris must adhere to Fingerhut's Network & Distributed Systems standards unless agreed to by both parties in writing in advance. This includes hardware, software and processing.

     As technology changes or significant changes in the processing requirements of Metris change, Fingerhut will from time to time recommend software/hardware upgrades and redundancies to continue to provide the service level outlined in this document. If Metris chooses not to make these upgrades, these service levels will have to be reviewed and reconsidered as appropriate.

6.   Help Desk

     The Fingerhut Help Desk will be used to report all problems. Problems not reported through the Help Desk will not be considered against the Service Level Agreement.

     Calls to the Fingerhut Help Desk will be assigned one of three severity codes:

     SEV 1 - Fingerhut will contact appropriate Metris personnel within one hour of call being placed to Help Desk. Problem resolution will occur as soon as possible and will be prioritized with the rest of Fingerhut's SEV 1 problems. Only problems that affect multiple users or affect a business critical process will be classified as SEV 1.

     SEV 2 - Fingerhut will contact appropriate Metris personnel within 2 hours or the next business day as specified on the job card. Problems that cause degradation of critical applications and/or service level agreements to be jeopardized, will be classified as a SEV 2 problem.

     SEV 3 - Fingerhut will contact appropriate Metris personnel within four business hours or the next business day if during off hours of the call being placed to Help Desk. Problem resolution will occur as soon as possible assuming no other higher priority tasks are affected. They will be prioritized with the rest of Fingerhut's SEV 3 problems.

     Metris retains the right to address all problems with their own resources. Standards and procedures need to be strictly adhered to.

     Metris will provide Fingerhut with their problem notification process to be used for all SEV 1, SEV 2 and SEV 3 problems. Updates and changes to this process will be communicated to the Fingerhut Help Desk.

7.   Class Structure

     Metris will use Fingerhut's job class structure and accounting parameters to ensure accurate measurement of the objectives. Job classes will be mutually agreed upon by Metris and Fingerhut to meet the goals of each party. The job class structure is as follows:

     Production job classes currently used are:

     Job Class           Purpose

          A              Critical runs.

          B Production Priority Classes used to expedite certain jobs to make our user commitments.

          C Production Priority Classes used to expedite certain jobs to make our user commitments.

          D Production Priority Classes used to expedite certain jobs to make our user commitments.

          E              Regular Production - Non Intervention

          F              Regular production - Intervention Required

          G User (non IS) submitted production with class A-F dependencies.

          H User (non IS) submitted production without dependencies.

          I User (non IS) submitted "pseudo production" that does not have an immediate dependency to production jobs but has a future relationship to production jobs.

Test job classes currently used are:

     Job Class           Purpose
          2              User submitted tests, no tapes or cartridges required.
                         Up to 10 minutes of CPU time.

          3              IS submitted tests, no tapes or cartridges required.
                         Up to 10 minutes of CPU time.

          4 User and IS submitted tests using 2 cartridge drives or less and/or up to 20 minutes of CPU time.

          5 User and IS submitted tests using 3 cartridge drives or less and/or up to 20 minutes of CPU time.

          6              *Scheduled User and IS test that:
                         1) Exceed 20 min. CPU or,
                         2) Exceed 100,000 lines in any SYSOUT dataset or
                         3) Use 4 or more cartridge drives

          N              IS submitted tests that:
                         1) Create production datasets and
                         2) Use 3 or less cartridge drives
                         3) Uses up to 20 minutes of CPU time.

          O              *Scheduled IS submitted tests that:
                         1) Create production datasets or
                         2) Exceed 20 min. CPU time in any step or
                         3) Exceed 100,000 lines in any SYSOUT dataset or
                         4) Use 4 or more cartridge drives

*Jobs must be scheduled; see next section.

SCHEDULING  TESTS

If test jobs satisfy any of the conditions listed below, they must be submitted with a job class of "6" or "O" and must be scheduled. A programmer schedules a test by submitting form 23-724 "Request for Scheduled Test" or by using ISPF option 8.3 "Scheduled Test Form". Jobs with class "6" or "O" will not be run without this form.

a.   Use of tape drives.
b.   Use of 3 or more cartridge drives.

c. Jobs that run over 45 minutes of wall clock time or steps that use more than 20 minutes CPU time.
d.   When output exceeds 100,000 lines for any DD.
e.   When dependencies exist between a production job and a test.
f.   For critical tests that require special treatment.
g. The required input files(tape or cartridge) are not in the computer room, but are in either vaults or on Metris site.

                                FINGERHUT COMMITMENT
                              FOR TEST JOB TURNAROUND

                                 CPU MINUTES
     --------------------------------------------------
     JOB       0-1      1-5    5-10    10-20   GREATER
     CLASS                                     THAN 20
     --------------------------------------------------
     2           5       25     120     N/A       N/A         T
              -----------------------------------------       U
     3           6       30     120     N/A       N/A         R
              -----------------------------------------       N
     4          45      120     300      480      N/A         A
              -----------------------------------------       R
     5          90      180     360      540      N/A         O
              -----------------------------------------       U
     6         240      360     480     1440      1440        N
              -----------------------------------------       D
     G          10       60     120      240      1440
              -----------------------------------------       M
     H          10       60     120      240      1440        I
              -----------------------------------------       N
     I          10       60     120      240      1440        U
              -----------------------------------------       T
     N          20       90     180      480      N/A         E
              -----------------------------------------       S
     O         240      360     480     1440      1440
              -----------------------------------------

8.   Telecommunications

     Fingerhut will provide management, design, installation and ongoing support for Metris telephone systems, voice/data cabling, public switched and dedicated private line network services and network equipment. This support to be provided using Fingerhut personnel or by coordinating/managing service through Metris personnel and/or service contracts under Metris agreements.

     As requested, Fingerhut will provide project management and project analysis for Metris projects.

     As requested, Fingerhut will provide/manage maintenance contract support analysis and justification for vendor support services under existing AT&T/Fingerhut/Metris maintenance agreements.

     Fingerhut will manage all documentation, invoicing and chargebacks for all LAC (Local Exchange Carrier) services and IXC (Inter Exchange Carrier) services for all Metris sites.

     Inbound and Outbound rate per minute and rates for point-to-point services will be at the same rate provided to Fingerhut.

     Service Levels

     Every effort will be made to provide uninterrupted telecommunications services to all Metris sites. The public switched network and the switching hardware chosen and installed by Fingerhut are engineered to provide maximum level of availability. Fingerhut vendors (and subsequently Fingerhut) are indemnified against responsibility for damages or losses incurred due to a Telecommunications outage. Beyond prescheduled outages for Metris requested upgrades or manufacture maintenance upgrade, Fingerhut will provide the following service levels.

          Public switched and private network          99.975%
          Network interface                            99.975%
          PBX/ACD switching hardware                   99.925%
          Call processing equipment                    99.800%
          Call reporting equipment                     99.800%

                                       33

                                     SCHEDULE 1
                                    (continued)

                                   SERVICE LEVEL


Mainframe Standard Costs:

     1.   Computer Time  HDS GX8524 (SYSD)             $588.12/cpu hour
                         IBM 9021-982 (SYSC)           $534.79/cpu hour

     2.   Disk Space                                   $.47/meg-month

     3.   Disk I/O's                                   $30.57/million

     4.   3490 Cartridge Drive Hours                   $1.43/hour

     5.   3490 Cartridge I/O's                         $10.00/million

     6.   3420 Tape Drive Hours                        $1.76/hour

     7.   3420 Tape I/O's                              $15.84/million

     8.   Tape/Cart Mounts                             $.18/mount

     9.   3490 Cartridges                              $1.60/tape-year

     10.  Cartridge Vault Storage                      $40.35/tape-year

     11.  Client Tape Shipments                        $5.21/shipment

     12.  Outside Tapes Received                       $3.37/tape

     13.  Outside Tapes Returned                       $2.97/tape

     14.  Scheduled Jobs Run                           $.08/job

     15.  Laser Footage - Reports                      $8.93/thousand feet

     16.  Laser Footage - Special Forms                $9.87/thousand feet

     17.  Fingerhut Impact Printer Time                $18.72/hour

     18.  Stock Tab Paper (lasers)                     $6.21/thousand feet


                                       34




     19.  Microfiche       original                    $.46/fiche
                           copy                        $.11/copy

     20.  I.S. Resources                               Market Rate
          Charge Back

     21.  Terminals and    Mainframe Terminal          $55/month
          Associated       Large Screen Terminal       $170/month
          Charges          Printer                     $170/month

     22.  Personal         **See Budget Users Manual for complete list
          Computers
          And Accessories

     23.  On-Line Transaction Costs                    $.01/transaction

                                       35

                                  EXHIBIT 9

                      CREDIT INSURANCE MANAGEMENT SERVICES

Metris agrees that it has or that it will on behalf of Direct Merchants Bank and/or Metris (including subsidiaries) as the case may be:

1. Provide FCI with the personnel and other resources to manage the insurance products offered within the closed-end installment coupon book, including credit insurance offers therein. Manage the relationship with the third party insurance provider and coordinate resolution of legal and regulatory issues.

2. Budget, forecast and project insurance premiums and related expenses, including claims and other fulfillment costs, on a daily basis. Report on insurance and provide other reports to management on the experience of the program.

3. Coordinate all marketing activities for such insurance product offers including any modifications to such offers. Review, modify and approve all insurance literature and coordinate any tests with customer service, credit marketing and operations.

4. Manage the continuing development and maintenance of the insurance database. Monitor and modify individual state rate and product tables as necessary. Also, monitor the coupon master file.

5.   Manage the insurance customer service functions.

6. Assist in Fingerhut's transition to a proprietary open-end revolving charge product, particularly with respect to the development of credit insurance offers for such product.

7. Transition the above functions to FCI personnel in late 1996, but no later than January 1, 1997.

Metris agrees to perform the above services in accordance with the Performance of Services in Section 1.2 and other terms and conditions of the Agreement.

DURATION:

     Effective through December 31, 1996.

COMPENSATION:

1.   Incremental third party expenses, and

2. A pro-rate share of Metris' insurance and warranty department's expenses as agreed to by the parties for each of the calendar years ended as reflected below:


       1991        1992        1993        1994        1995        1996
     --------    --------    --------    --------    --------    --------
     $491,300    $507,800    $860,000    $696,000    $354,600    $248,658












                                      33